Exhibit 99.1
PINNACLE AIRLINES CORP. PLACES FIRM ORDER FOR 15 BOMBARDIER Q400 AIRLINERS
•	Aircraft will be operated by Colgan Air for Continental Airlines
Toronto, March 15, 2007 — Bombardier Aerospace announced today that Pinnacle Airlines Corp. of Memphis, Tenn. has signed a contract to acquire 15 Bombardier Q400 74-seat turboprop airliners. The transaction also includes conditional orders for another 10 Q400 aircraft and options on an additional 20.
The value of the 15 firm ordered aircraft, based on the list price of the Q400 aircraft, is approximately $381 million US. The value could rise to $1.2 billion US if all conditional orders and options are exercised.
Pinnacle Airlines Corp. will assign the 15 aircraft to its wholly owned subsidiary Colgan Air, Inc. which will operate the aircraft under the Continental Connection banner primarily from the Continental Airlines hub at Newark Liberty International Airport, New Jersey.
The transaction announced today increases firm orders for the Q400 aircraft to 215. More than 140 Q400 aircraft have been delivered to 18 operators in Africa, the Asia-Pacific region, Europe, the Middle East and North America. Four additional customers — Frontier Airlines of Denver, USA, Luxair of the Grand Duchy of Luxembourg, Sky Work Airlines of Switzerland, and Tassili Airlines in Algeria — have Q400 aircraft on order.
About Bombardier
A world-leading manufacturer of innovative transportation solutions, from regional aircraft and business jets to rail transportation equipment, systems and services, Bombardier Inc. is a global corporation headquartered in Canada. Its revenues for the fiscal year ended Jan. 31, 2006, were $14.7 billion US and its shares are traded on the Toronto Stock Exchange (BBD). News and information are available at www.bombardier.com.
Bombardier and Q400 are trademarks of Bombardier Inc. or its subsidiaries.
Note to Editors
Images of Bombardier Q400 aircraft are available in our website Multimedia Library at: www.aero.bombardier.com/htmen/F14.jsp.
For information
Marc Holloran
Bombardier Aerospace
(416) 375-3030
www.bombardier.com